Q3 2021 Shareholder Letter October 28, 2021 investor.eventbrite.com London Dino Kingdom, Wythenshawe Park, Manchester, U.K. Black Bourb Society Chicago, IL

Adjusted EBITDA(1): Third Quarter Business Update Net Revenue: Q3 2021 Highlights: Paid Tickets: Net revenue grew 144% year-over-year to $53.4 million from improved paid ticket volume. Paid ticket volume rose 108% year-over-year as paid event volume and average event size increased. Net loss was ($16.8) million for the third quarter of 2021 compared to a net loss of ($19.4) million in the same period in 2020. Adjusted EBITDA was $5.9 million in the third quarter of 2021 and Adjusted EBITDA margin rose to 11% for the quarter. In the same period of 2020, Adjusted EBITDA was $4.0 million, including the benefit of a $15 million reduction in reserves in that quarter.(1) Net Loss: Paid Ticket Volume In-Person / Online Creators Paid & Free Buyers Paid & Free 93% In-Person 259K Creators 28M Buyers How To Academy As the name suggests, How To Academy is made for those who hunger to learn more — and think big. Nobel laureates and Pulitzer Prize winners routinely make the rounds at the London-based organization’s events, which invite influential artists and thinkers from around the world to share their big ideas with a global audience. Since the pandemic, How To Academy has upleveled its events in a big way: the organization has already hosted more than 550 events in 2021 (up from 367 in 2020), moving more than 50,000 tickets to its free and paid events. One secret to their success, particularly for virtual events: booking engaging moderators to chat with personalities like former Secretary of State Madeleine Albright and musician Tori Amos. “They’re the conductor of an orchestra,” director John Gordon says. “If you don’t really invest in and ensure that your interviewers are really good at creating chemistry, you’re going to have a poor event.” (1) Adjusted EBITDA and Adjusted EBITDA Margin are financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). See the section in this letter titled “About Non-GAAP Financial Measures” for information regarding Adjusted EBITDA and Adjusted EBITDA margin, including the limitations of non-GAAP measures, and see the end of this letter for a reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin to the most directly comparable GAAP measure. Q3 2021Q2 2021Q1 2021Q4 2020Q3 2020 $22M $27M $28M $46M $53M Q3 2021Q2 2021Q1 2021Q4 2020Q3 2020 ($19M) ($20M) ($85M) ($21M) ($17M) Q3 2021Q2 2021Q1 2021Q4 2020Q3 2020 9M 11M 10M 16M 19M Q3 2021Q2 2021Q1 2021Q4 2020Q3 2020 $4M $2M ($9M) ($0M) $6M

Dear Eventbrite Shareholder, Since our founding, we have been focused on serving the needs of creators of live experiences. Their passion, energy and creativity brings the world together and inspires us to innovate in support of their ambitions and success. Eventbrite’s platform is playing an instrumental role in helping creators reinvent and relaunch live events — through the first nine months of 2021, more than half a million creators have held four million free and paid events using Eventbrite, issuing nearly 220 million tickets to consumers on our global platform. As we now look ahead with product momentum propelled by a strengthened business model, we see an expanding opportunity to leverage our scale to help creators continue building their businesses. In coming quarters, we plan to focus on delivering additional platform features and products to support our fast-growing creator community. Changes like simplifying UX and navigation, expanding multi-event management, and launching Boost have greatly enhanced the creator experience this year. We are confident that there is much more we can do to bring even greater value to our customers. We are excited about our plans to become a stronger marketing and demand generation partner for creators, an area where we have seen encouraging early results from recent investments. The human need to gather together and the draw of live experiences have been displayed very clearly over the last 18 months, and our creators are leaning in to serve eager audiences. Likewise, Eventbrite has demonstrated its understanding of creators and ability to execute for them throughout this period, and we too are driving forward with excitement. We believe that by maintaining our sharp focus on anticipating and serving the needs of creators of live experiences, we can enable greater success for more creators and deliver sustainable growth and improved profitability for years to come. American Outdoor School Since 2019, American Outdoor School has been offering knowledge-based nature programming in the great outdoors, like tree identification courses and wildlife tracking seminars. Now, using Eventbrite Boost, American Outdoor School’s founder Eliot Goodwin has expanded his brand without using all his energy on event promotion. American Outdoor School has held nearly triple the number of events in 2021 that they held in 2020. Goodwin has begun offering more classes in more metro areas, and year over year, he’s more than doubled his ticket sales – so far in 2021, he sold more than 900 paid tickets with Eventbrite. According to Goodwin, Eventbrite is helping American Outdoor School “become the world’s most non-judgmental, outdoor community, connecting people that are nature curious with those who are nature knowledgeable. It’s really about getting people outdoors, getting them connected with the outdoors, and getting them connected to each other.” Eventbrite Q3 2021 Shareholder Letter Page 3

Growing Our Core Business Eventbrite's platform continues to attract the dynamic and growing community of independent, entrepreneurial creators who are redefining the live events experience. In the third quarter, 259,000 free and paid event creators used Eventbrite for their self-service ticketing and marketing needs. Compared to a year ago, our total creator base is up 29% and our paid creator base is up 56%, a sign of our strong traction as in-person gatherings continue to rebound in many regions. These creators are also contributing to an incredible diversity of events on our platform, ranging from the wildlife tracking classes offered by American Outdoor School to distillery tours held by Black Bourbon Society. As more creators hold an increasing number of live events, we aim to continue expanding the reach of our platform to help these organizers fuel live experiences. Frequent creators, who are an important pillar of Eventbrite’s strategy, also remained highly engaged with our platform in the third quarter. Approximately two-thirds of paid ticket volume in the third quarter came from creators who hosted more than three events in the quarter, which is up from 61% in the third quarter of 2019, once again demonstrating our appeal to these creators and our ability to support their distinctive needs. How To Academy is a great example of the ease and effectiveness of Eventbrite’s multi-event management features — in 2021, they have held on average 25 more events per month compared to 2020, and even used our new marketing tools to help run their social media advertising campaigns. Looking ahead, we plan to keep looking for ways to innovate on behalf of frequent creators as we add new capabilities to the Eventbrite platform. Our product-led strategy continues to transform the Eventbrite platform into a comprehensive operating system with more easy-to-use solutions that appeal to creators. In the past month we bolstered our marketing solutions with another update to Eventbrite Boost. Boost users now have easy access to customized recommendations for online marketing, as well as ready-to-publish digital advertising collateral generated by Boost and tailored to effectively promote their events. The intelligence and automation we are building into Boost are designed to make it easier than ever for event entrepreneurs to launch marketing campaigns regardless of experience level. Our new Collections tool will also launch in the coming weeks, offering an easy way for ticket buyers to browse multiple events Happy Cow Located outside of town in rural Texas, The Happy Cow Bar & Grill is a 17,000 square foot outdoor music venue with a full bar and kitchen. They tested out other ticketing platforms, but found success this past year with Eventbrite Boost and can't imagine turning back. "The fact that the paid social ads with Eventbrite allow me to create some campaigns and then forget about trying to sell tickets, to some extent, really helps me out. It is one less thing for me to worry about while I have so many other things to do," says John Perry, owner of Happy Cow. "Using Eventbrite has allowed us to put on concert events for 300+ people.” It's been tough to compete with other local venues, like the oldest dance hall in Texas that's located just six miles from Happy Cow, but since joining the platform, John is seeing newfound success with Eventbrite. Eventbrite Q3 2021 Shareholder Letter Page 4

organized by the same creator while simultaneously helping creators market an entire calendar of events more efficiently. We believe these and other features in development will help us retain and build our creator base, as we attract frequent creators and help all creators grow their audiences. Cultivating our creator community is also important to Eventbrite’s strategy and we have built on the success of our inaugural Reconvene Summit in May by launching a series of Reconvene Sessions. We view these smaller in-person and virtual events as vital forums for independent event creators to share ideas and best practices, foster and build community on an ongoing basis, and partner with Eventbrite to accelerate their businesses. The thousands of creators who have already utilized materials from our Reconvene Summit show us that the content we provide is valuable and timely, and we plan to continue investing in community- based marketing as a way to stay close to creators’ needs as we develop and improve our platform. Growing the Creator’s Reach After many years of working with creators, we have seen firsthand the difficulty in finding and growing audiences. Earlier this year we introduced Eventbrite Boost to help creators tackle this challenge, and early users have reported selling 16% more tickets on average after subscribing to Boost. Encouragingly, results have been even stronger for creators in more marketing-intensive categories. The insights we use to power these tools are gleaned from a rich underlying repository of unique data that Eventbrite has collected from a decade-plus of hosting events and attendees on our platform. We believe our expansive view into attributes like ticket-buying behavior, audience engagement, and advertising effectiveness can make a meaningful positive impact on ticket sales for creators who use Eventbrite’s marketing tools. Over time, Boost and other marketing capabilities will be further integrated as key features of the core Eventbrite experience, which we believe will increase creator engagement as well as ticketing volume on our platform. To complement our expansion into marketing, we are also thoughtfully moving in the direction of becoming a principal demand generation partner to our creators. Eventbrite-driven tickets accounted for 25% of free and paid ticket volume in the Reconvene Sessions Our first-ever virtual Reconvene Summit in May shone a light on our community’s need to connect and skillshare with each other, emphasizing the valuable role Eventbrite can play in facilitating these connections. To build on that energy and conversation, we recently introduced Reconvene Sessions: shorter, curated events (held in- person and virtually) covering what's new, what's next, and what matters for independent event creators. Reconvene Sessions is designed to build creator confidence and success on Eventbrite; each event has 60-90 minutes of programming which includes keynotes from industry experts alongside customer-led case studies and product demos delivering practical insights and strategies. Eventbrite Q3 2021 Shareholder Letter Page 5 third quarter, which was up slightly quarter-over-quarter. We estimate that the Eventbrite platform has stimulated more than $350 million in event ticket sales year to date in 2021, with a comparable audience impact delivered to creators of free events as well. As we explore new ways to help creators connect with the millions of unique buyers that use Eventbrite to find and attend live experiences, we believe that our scale and reach will become increasingly valuable contributors to long-term growth for creators and Eventbrite. While paid tickets drive revenue today, they represent only a partial picture of total activity on Eventbrite. For the third quarter, free tickets accounted for 74% of total volume on our platform. Importantly, our research indicates that four in five free events on our platform have an underlying imperative that incentivizes creators to increase attendance — for example, an author may host a free book reading, and then also use that event to sell her novels. While we firmly believe that free tickets should remain that way for both creators and audiences, we also believe that marketing tools and eventually demand generation, offer value to free creators that will further expand our paid customer base over time. Growing Our Operating Leverage With positive tailwinds from strong creator engagement and consumer demand, our third quarter 2021 results demonstrated the growth inherent in our creator- centric, product-driven model. In the second and third quarters, Adjusted EBITDA growth outpaced a strong sales recovery, leading to an Adjusted EBITDA margin of 11% in the third quarter. We believe these are encouraging indications that the purposeful redesign of our business and strategy will support sustainable and profitable growth over the long term. Net revenue grew 144% year-over-year in the third quarter and reached its highest quarterly level in the last 18 months. Paid ticket volume more than doubled compared to a year ago and we completed September with the highest paid ticket volume of any month year to date. Black Bourbon Society When Samara Davis noticed that there was very little direct to consumer marketing from the spirits industry geared toward people of color, she created Black Bourbon Society to bridge the gap between the spirits industry and African American bourbon enthusiasts through social media platforms, brand-partnered events, and exclusive excursions. The society’s 25,000+ members were forced to meet up online during the pandemic, but they restarted their in-person events in earnest over the summer, expanding their reach to multiple cities across the country. So far in 2021, they’ve tripled their number of events, free tickets, and paid tickets compared to all of 2020, with Eventbrite’s channels driving 45% of those tickets. From events and excursions to whiskey writings and bourbon podcasts, the Black Bourbon Society’s programming is proving to be as sophisticated as their palettes. Eventbrite Q3 2021 Shareholder Letter Page 6

The third quarter’s paid ticket and revenue momentum was fueled in part by a significant jump in paid tickets per event, which increased 23% quarter-over- quarter and 87% year-over-year, reflecting our platform’s ability to scale with creators as they welcomed back larger audiences. The return of larger, less frequent and seasonal events in the third quarter had the effect of lowering the number of paid events per creator compared to the second quarter. However, paid creators grew to 109,000 in the third quarter, the highest count since the start of the pandemic. Eventbrite’s commitment to serving independent, entrepreneurial creators across formats, categories, and geographies helped enable the rebound of live events to continue during the third quarter. An overwhelming majority of paid tickets were sold for in-person events, jumping to 93% of total paid ticket volume in the third quarter as compared to 86% a quarter ago. In-person paid tickets were especially strong in the US, our largest market, where paid tickets as a whole were up nearly 20% compared to the second quarter. Despite the shift toward in-person events in recent quarters, we believe many creators will continue to benefit from hosting virtual events. We anticipate that online events will account for a high-single digit to low-double digit percentage of paid ticket volume on a normalized basis in the future, several times higher than pre-pandemic levels. Strong top-line performance once again brought forth the operating leverage in our renewed business model during the third quarter. Gross margin reached a new high of 66% as structural changes and better fixed cost absorption worked in tandem with rising sales. Strong cost discipline also provided valuable operating leverage: We increased our investment in product development while holding overall operating expenses flat quarter-over-quarter even as we supported double- digit sequential revenue growth. These positive factors ultimately yielded lower net losses in the third quarter, as well as Adjusted EBITDA of $5.9 million and Adjusted EBITDA margin of 11%. We are encouraged by the quarter’s results and believe that the strategic changes we have made will support further improvement in margins, profitability, and adjusted EBITDA over the long term. SF Neon San Francisco Neon advocates for preserving historic neon signs with tours, talks, exhibits, consultations, and events. Since many of their walking tours take place outdoors, SF Neon was actually able to maintain much of their event programming through the pandemic, while also benefiting from the incredible global reach of online events. In 2020, they drove over 2,100 free tickets — up from less than 100 tickets in 2019 — while simultaneously doubling their paid ticket volume from 2019, and have maintained this newfound success in 2021. This past quarter, SF Neon hosted their flagship event, Neon Speaks, an annual festival and symposium celebrating the past and the future of neon. Eventbrite Q3 2021 Shareholder Letter Page 7

Summary We are immensely proud of the accomplishments of the third quarter and we are excited to build on our momentum. Having reinforced our self-service platform with tools and features that make it easier for creators to ticket and manage events, we plan to shift more of our resources and focus toward amplifying our marketing and demand generation capabilities. A clear sense of creators’ needs guides our accelerating product development, and we believe that our data and scale can be advantages for the millions of creators and attendees that rely on Eventbrite as their trusted partner for live events. From our perspective at the vanguard of the live experiences economy, we firmly believe that secular tailwinds are poised to reinvent and reinvigorate the industry landscape in the coming years. Work-life balances are shifting, meaningful experiences are favored ahead of possessions, and local communities and personal passions are becoming integral to how we prioritize our event calendars. We believe that as the world changes, the importance of live events will endure and our creators will continually evolve to meet the needs of the moment. Our goal is to remain at the forefront of this innovative tide, continuing to craft the best platform for independent and frequent creators, and delivering accretive long-term growth and sustainable value for our shareholders. We look forward to keeping you updated on our progress. Sincerely, Julia Hartz CEO Lanny Baker CFO Eventbrite Q3 2021 Shareholder Letter Page 8

Financial Discussion

Third Quarter Results

All financial comparisons are on a year-over-year basis unless otherwise noted. Financial statement tables can be found at the end of this letter.

Net Revenue

Net revenue of $53.4 million in the third quarter increased 144% due to higher paid ticket volume amidst an improved environment for live events. The third quarter of 2020 was significantly affected by COVID-related restrictions that led to elevated ticket refunds and cancellations of live events. Reported net revenue per paid ticket was $2.80 in the third quarter of 2021, compared to $2.38 in the same period in 2020, reflective of a decline in COVID-related event cancellations and refund activity versus a year ago.

Net Revenue:



$22M
$53M
Q3 2020
Q3 2021

Paid Ticket Volume

Paid ticket volume of 19.1 million increased 108% due to a rebound in live events and an overall lessening of restrictions on in-person gatherings. Paid ticket volume also rose 19% from the second quarter of 2021 as improved public health and safety outcomes led to fewer restrictions on live gatherings.

Paid ticket volume for events outside of the U.S. represented 34% of total paid tickets in the third quarter, compared to 48% a year earlier. Although international paid tickets declined as a share of total paid tickets, most major geographies experienced increases in paid ticket volumes year over year, and the UK in particular reached an all-time high in paid ticket volume during the third quarter.

Paid Tickets:



9M
19M
Q3 2020
Q3 2021

Gross Profit

Gross profit was $35.1 million in the third quarter of 2021 compared to gross profit of $10.6 million in the third quarter of 2020. Gross margin was 65.8% in the third quarter of 2021, up nearly 5 percentage points from the second quarter to reach a new quarterly record. The ongoing improvement in gross margins largely reflects better fixed cost absorption as ticket volume and revenue scale.

Gross Profit:



$11M
$35M
Q3 2020
Q3 2021

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Operating Expenses

Operating expenses were $46.4 million in the third quarter of 2021, compared to $22.4 million in the third quarter of 2020. Operating expenses in the third quarter of 2020 included a $15.0 million reduction of reserves for estimated advance payout losses, which reflected the ongoing favorable resolution of the advance payout balance and lower than expected chargeback activity since the start of COVID.

Excluding the adjustment specifically noted above, on a Non-GAAP basis, operating expenses were $37.4 million in the year ago period.

Product development expenses of $16.7 million for the third quarter of 2021 increased 45% compared to the same period in 2020 as we continue to make strategic investments in our technical infrastructure and platform. The increase is primarily attributable to headcount growth and higher employee compensation expense, both of which also reflect the addition of more senior roles to technical staff. The year ago period also marked a trough for product development costs as impacted by COVID-related factors.

Sales, marketing and support expenses were $11.4 million in the third quarter of 2021 compared to income of $5.0 million in the third quarter of 2020. Sales, marketing and support expenses in last year's third quarter included a $15.0 million reduction of reserves for estimated advance payout losses. Excluding the specific item noted above, on a Non-GAAP basis, sales, marketing and support expenses were $10.0 million in the third quarter of 2020. The year to year increase reflects modestly higher expenses for growth marketing and advertising activities.

General and administrative expenses were $18.3 million in the third quarter of 2021 compared to $15.8 million in the same period in 2020, an increase of 16% year-over-over from the prior period where general and administrative costs were impacted by COVID-related factors.

OpEx impact from non-routine items in Q3	Recorded Amount ($M)
Legal settlement	$0.7
Total operating expense impact	**$0.7**

OpEx Investment Profile[2]**:**


General & Administrative
Product Development
39%
36%
Q3 2021
25%
Sales & Marketing

2) Percentages reflect operating expenses including non-routine items such as litigation impacts.

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Net Loss

Net loss was ($16.8) million for the third quarter of 2021 compared with net loss of ($19.4) million in the same period in 2020.

Adjusted EBITDA

Adjusted EBITDA[1] was $5.9 million in the third quarter compared to Adjusted EBITDA of $4.0 million a year ago.

Excluding the impact of all non-routine items in the third quarter of 2020, Adjusted EBITDA improved from a loss of ($12.0) million a year ago to $5.9 million in the third quarter of 2021.

Adjusted EBITDA[1]:



$4M
$6M
Q3 2020
Q3 2021

Balance Sheet and Cash Flow

Cash and cash equivalents totaled $667.9 million at the end of the third quarter of 2021, down from $685.4 million as of June 30, 2021 and up from $505.8 million as of December 31, 2020. To evaluate Eventbrite's liquidity, the company adds funds receivable from ticket sales within the last five business days of the period to creator advances and cash and cash equivalents, and then reduces that balance by funds payable and creator payables. On that basis, the company's available liquidity as of September 30, 2021 increased to $361.7 million from $358.5 million as of June 30, 2021 and $332.1 million as of December 31, 2020.

Available Liquidity	Recorded Amount ($M)
Cash and cash equivalents	$667.9
Funds receivable	19.2
Creator advances, net	2.2
Accounts payable, creators	(327.6)
Available liquidity	$361.7

As of September 30, 2021, the company had paid $4.8 million in chargebacks and net refunds related to our March 11, 2020 advance payout balance, a loss rate consistent with historic trends. The balance of advance payouts to creators stood at $300.0 million on September 30, 2021 including $67.7 million of recently issued advance payouts, as the company has resumed the program on a limited basis.

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Based upon current information, we anticipate that fourth quarter paid ticket volume and revenue will be higher than third quarter levels. We also believe that month-to-month paid ticket trends could be variable reflecting the potential impact of COVID variants and seasonality in the fourth quarter. We plan to continue to manage operating expenses carefully in the remainder of 2021, prioritizing strategic investment in our product and technology platform. We expect cash costs, excluding processing fees, of between $36 million and $38 million for the fourth quarter of 2021 compared with $35 million in the third quarter of 2021. Business Outlook Eventbrite Q3 2021 Shareholder Letter Page 12

Eventbrite will hold a conference call and live webcast on October 28, 2021 at 2:00 p.m. PDT to discuss the third quarter 2021 financial results. To listen to a live audio webcast, please visit Eventbrite’s Investor Relations website at https://investor.eventbrite.com/overview/default.aspx. A replay of the webcast will be available at the same website. About Eventbrite Eventbrite is a global self-service ticketing and experience technology platform that serves a community of hundreds of thousands of event creators in nearly 180 countries. Since inception, Eventbrite has been at the center of the experience economy, transforming the way people organize and attend events. The company was founded by Julia Hartz, Kevin Hartz and Renaud Visage, with a vision to build a self-service platform that would make it possible for anyone to create and sell tickets to live experiences. The Eventbrite platform provides an intuitive, secure, and reliable service that enables creators to plan and execute their live and online events, whether it’s an annual culinary festival attracting thousands of foodies, a professional webinar, a weekly yoga workshop or a youth dance class. With over 200 million tickets distributed to more than 4 million experiences in 2020, Eventbrite is where people all over the world discover new things to do or new ways to do more of what they love. Learn more at http://www.eventbrite.com. Earnings Webcast The neon icons can be used to convey abstract concepts and work well in presentations. They should feel active and expressive. Feel free to expand on these as you build out the experience. Eventbrite Q3 2021 Shareholder Letter Page 13

Forward-Looking Statements This letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, statements regarding the future performance of Eventbrite, Inc. and its consolidated subsidiaries (the “Company”); the impacts of the COVID-19 global health pandemic, including its impact on the Company, its operations, or its future financial or operational results; the recovery from the COVID-19 global health pandemic, the impact of new COVID-19 variants, the removal of restrictions on in-person events, the market response to the recovery and event creator and event attendees’ behaviour in relation to the recovery; the impact of the Company re-centering its business around a self-service model; the Company’s business model and operating leverage, including the impact on results; the Company’s expectations regarding the timing of recovery of paid ticket volumes; growth strategies and opportunities in the Company’s businesses and products; the Company’s expectations regarding the development of its platform and products; the Company’s expectations regarding scale, profitability, online events as a percentage of paid tickets, higher margin growth opportunities, improved financial results and market trends, and the demand for or benefits from its products, product features, and services in the U.S. and in international markets; and the Company’s expectations regarding net revenue, paid ticket volume, month-to-month paid ticket variability, and cash costs described under “Business Outlook” above. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “appears,” “shall,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Such statements are subject to a number of known and unknown risks, uncertainties, assumptions, and other factors that may cause the Company’s actual results, performance, or achievements to differ materially from results expressed or implied in this letter. Investors are cautioned not to place undue reliance on these statements. Actual results could differ materially from those expressed or implied, and reported results should not be considered as an indication of future performance. The forward-looking statements contained in this letter are also subject to additional risks, uncertainties and factors, including those more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on 10-K for the year ended December 31, 2020 and the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021. Further information on potential risks that could affect actual results will be included in the subsequent periodic and current reports and other filings that the Company makes with the Securities and Exchange Commission from time to time. All forward-looking statements are based on information and estimates available to the Company at the time of this letter and are not guarantees of future performance. Except as required by law, the Company assumes no obligation to update any of the statements in this letter. About Non-GAAP Financial Measures We believe that the use of Adjusted EBITDA and Adjusted EBITDA Margin is helpful to our investors as they are metrics used by management in assessing the health of our business and our operating performance. These measures are not prepared in accordance with GAAP and have limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our results of operations as reported under GAAP. In addition, other companies may not calculate non-GAAP financial measures in the same manner as we calculate them, limiting their usefulness as comparative measures. You are encouraged to evaluate the adjustments and the reasons we consider them appropriate. Adjusted EBITDA Adjusted EBITDA is a key performance measure that our management uses to assess our operating performance. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning purposes and in evaluating acquisition opportunities. We calculate Adjusted EBITDA as net loss adjusted to exclude depreciation and amortization, stock-based compensation expense, interest expense, loss on debt extinguishment, direct and indirect acquisition related costs, employer taxes related to employee transactions and other income (expense), which consisted of interest income, foreign exchange rate gains and losses, and income tax provision (benefit). Adjusted EBITDA should not be considered as an alternative to net loss or any other measure of financial performance calculated and presented in accordance with GAAP. Some of the limitations of Adjusted EBITDA include (i) Adjusted EBITDA does not properly reflect capital spending that occurs off of the income statement or account for future contractual commitments, (ii) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures and (iii) Adjusted EBITDA does not reflect the interest and principal required to service our indebtedness. In evaluating Adjusted EBITDA, you should be aware that in the future we expect to incur expenses similar to the adjustments in this letter. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by these expenses or any unusual or non-recurring items. When evaluating our performance, you should consider Adjusted EBITDA alongside other financial performance measures, including our net loss and other GAAP results. Adjusted EBITDA Margin Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue. Because of the limitations described above, you should consider Adjusted EBITDA and Adjusted EBITDA Margin alongside other financial performance measures, including net loss and our other GAAP results. Eventbrite Q3 2021 Shareholder Letter Page 14

Consolidated Balance Sheets

($ in thousands) (Unaudited)

	September 30, 2021	December 31, 2020
Assets		
Current assets		
Cash and cash equivalents	$ 667,868	$ 505,756
Funds receivable	19,203	10,807
Accounts receivable, net	1,361	458
Creator signing fees, net	1,739	3,657
Creator advances, net	2,182	6,651
Prepaid expenses and other current assets	20,566	9,804
Total current assets	712,919	537,133
Property and equipment, net	7,564	11,574
Operating lease right-of-use assets	10,270	13,886
Goodwill	174,388	174,388
Acquired intangible assets, net	33,946	42,333
Restricted cash	1,777	2,674
Creator signing fees, noncurrent	2,617	5,838
Other assets	1,805	7,859
Total assets	$ 945,286	$ 795,685
Liabilities and Stockholders' Equity		
Current liabilities		
Accounts payable, creators	$ 327,595	$ 191,134
Accounts payable, trade	823	1,903
Chargebacks and refunds reserve	22,979	33,225
Accrued compensation and benefits	9,212	3,980
Accrued taxes	6,758	2,992
Operating lease liabilities	3,316	4,940
Other accrued liabilities	29,909	8,362
Total current liabilities	400,592	246,536
Accrued taxes, noncurrent	12,130	14,234
Operating lease liabilities, noncurrent	9,029	11,517
Long-term debt	353,069	206,630
Other liabilities	8	1,196
Total liabilities	774,828	480,113
Stockholders' equity		
Common stock, at par	1	1
Additional paid-in capital	887,192	913,115
Accumulated deficit	(716,735)	(597,544)
Total stockholders' equity	170,458	315,572
Total liabilities and stockholders' equity	$ 945,286	$ 795,685

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Consolidated Statements of Operations

($ in thousands, except per share data) (Unaudited)	Three Months Ended September 30, 2021	Three Months Ended September 30, 2020	Nine Months Ended September 30, 2021	Nine Months Ended September 30, 2020
Net revenue	$ 53,367	$ 21,868	$ 127,496	$ 79,348
Cost of net revenue[1]	18,238	11,231	49,966	49,330
Gross profit	35,129	10,637	77,530	30,018
Operating expenses [1]:				
Product development	16,678	11,540	48,393	42,758
Sales, marketing and support	11,360	(5,011)	23,357	91,831
General and administrative	18,319	15,845	61,080	80,426
Total operating expenses	46,357	22,374	132,830	215,015
Loss from operations	(11,228)	(11,737)	(55,300)	(184,997)
Interest expense	(2,814)	(10,284)	(13,200)	(13,921)
Loss on debt extinguishment	—	—	(49,977)	—
Other income (expense), net	(2,460)	2,837	(2,882)	(5,262)
Loss before income taxes	(16,502)	(19,184)	(121,359)	(204,180)
Income tax provision (benefit)	311	243	885	307
Net loss	$ (16,813)	$ (19,427)	$ (122,244)	$ (204,487)
Net loss per share, basic and diluted	$ (0.18)	$ (0.21)	$ (1.30)	$ (2.31)
Weighted-average number of shares outstanding used to compute net loss per share, basic and diluted	94,462	90,973	93,794	88,441

(1) Includes stock-based compensation as follows (in thousands):

	Three Months 2021	Three Months 2020	Nine Months 2021	Nine Months 2020
Cost of net revenue	$ 197	$ 260	$ 735	$ 890
Product development	4,258	3,101	12,515	10,156
Sales, marketing and support	1,426	1,281	4,160	3,613
General and administrative	6,419	5,465	18,575	15,882
Total	$ 12,300	$ 10,107	$ 35,985	$ 30,541

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Consolidated Statements of Cash Flows

($ in thousands) (Unaudited)

	Nine Months Ended September 30, 2021	Nine Months Ended September 30, 2020
Cash flows from operating activities		
Net loss	$ (122,244)	$ (204,487)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:		
Depreciation and amortization	14,492	17,272
Amortization of creator signing fees	2,252	7,260
Noncash operating lease expense	3,830	5,872
Stock-based compensation expense	35,985	30,541
Loss on debt extinguishment	49,977	-
Payment in kind interest	2,178	3,984
Amortization of debt discount and issuance costs	3,421	5,791
Provision for chargebacks and refunds	2,253	73,168
Impairment of creator advances and creator signing fees	3,521	9,873
Provision for bad debt and creator advances	(759)	16,743
Other	607	2,370
Changes in operating assets and liabilities:		
Accounts receivable	(834)	(1,989)
Funds receivable	(8,396)	45,280
Creator signing fees, net	1,152	(3,943)
Creator advances, net	3,373	1,137
Prepaid expenses and other assets	(11,048)	2,147
Accounts payable, creators	136,461	(90,109)
Accounts payable	(1,117)	(577)
Chargebacks and refunds reserve	(12,499)	(26,279)
Accrued compensation and benefits	5,232	(385)
Accrued taxes	1,162	(3,921)
Operating lease liabilities	(4,326)	(7,222)
Other accrued liabilities	20,528	(6,485)
Payment in kind interest	(8,692)	-
Net cash provided by (used in) operating activities	116,239	(123,959)

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Consolidated Statements of Cash Flows

($ in thousands) (Unaudited)		Nine Months Ended September 30, 2021	2020
Cash flows from investing activities			
Purchases of property and equipment		(516)	(1,316)
Capitalized internal-use software development costs		(1,142)	(3,292)
Net cash used in investing activities		(1,658)	(4,608)
Cash flows from financing activities			
Proceeds from issuance of debt		212,750	275,000
Debt issuance costs		(5,738)	(18,271)
Purchase of convertible notes capped calls		(18,509)	(15,600)
Principal repayment of debt obligations and prepayment premium		(143,247)	-
Proceeds from issuance of common stock under ESPP		730	721
Proceeds from exercise of stock options		10,250	14,115
Taxes paid related to net share settlement of equity awards		(9,359)	(3,986)
Principal payments on lease financing obligation		(243)	(424)
Net cash provided by financing activities		46,634	251,555
Net increase in cash, cash equivalents and restricted cash		161,215	122,988
Cash, cash equivalents and restricted cash			
Beginning of period		508,430	422,940
End of period	$	669,645	545,928
Supplemental cash flow data			
Interest paid	$	5,678	1,935
Income taxes paid, net of refunds		155	619
Noncash investing and financing activities			
Purchases of property and equipment included in accounts payable, trade and other accrued liabilities		71	61
Operating lease right-of-use assets obtained in exchange for operating lease liabilities		246	2,273
Vesting of early exercised stock options		-	241

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Key Operating Metrics and Non-GAAP Financial Measures

($ in thousands, except per share data) (Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,	
	2021	2020	2021	2020
Paid ticket volume *(in thousands)*	19,091	9,190	45,339	36,118
Revenue per paid ticket	$ 2.80	$ 2.38	$ 2.81	$ 2.20

Adjusted EBITDA reconciliation

(Unaudited)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Net loss	$ (16,813)	$ (20,540)	$ (84,891)	$ (20,231)	$ (19,427)
Add:					
Depreciation and amortization	4,428	4,772	5,288	5,334	5,363
Stock-based compensation	12,300	12,323	11,363	9,675	10,107
Interest expense	2,814	2,776	7,610	10,665	10,284
Loss on debt extinguishment	-	-	49,977	-	-
Direct and indirect acquisition related costs	-	-	-	190	-
Employer taxes related to employee equity transactions	400	793	682	278	218
Other (income) expense, net	2,460	(526)	948	(3,330)	(2,837)
Income tax provision (benefit)	311	61	513	(387)	243
Adjusted EBITDA	$ 5,900	$ (341)	$ (8,510)	$ 2,194	$ 3,951
Net revenue	$ 53,367	$ 46,311	$ 27,818	$ 26,658	$ 21,868
Adjusted EBITDA Margin	11 %	(1) %	(31) %	8 %	18 %

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